                                SCHEDULE 14A
               Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Under Section 240.14a-12

                           PYRAMID OIL COMPANY
             (Name of Registrant as Specified in its Charter)

     (Name of Person Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
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     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

/ /  Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                            PYRAMID OIL COMPANY
                      2008 21st Street - P.O. Box 832
                       Bakersfield, California  93302
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                June 3, 2004

To the shareholders:

     NOTICE is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Pyramid Oil Company (the "Company") will be held at the Corporate Offices of Pyramid Oil Company, 2008-21st Street, Bakersfield, California 93301, on Thursday, June 3, 2004 at 10:30 A.M. Pacific
Daylight Time, for the following purposes:

     1.   To elect a Board of Directors for the ensuing year;

     2. To approve the selection of Singer Lewak Greenbaum & Goldstein, LLP as independent auditors for the Company for the year ending December 31, 2004;

     3. To consider a shareholder proposal relating to a dividend policy for the Company, if properly presented at the Annual Meeting; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Information concerning these matters, including the names of the nominees for the Board of Directors of the Company (the "Board") is set forth in the attached Proxy Statement for the Annual Meeting. Holders of record of the Company's common stock at the close of business on April 12, 2004, the record date fixed by the Board, are entitled to notice of and to vote at the Annual Meeting. The Board urges that all shareholders of record exercise their right to vote personally at the meeting or by proxy.

     A copy of the Company's Annual Report to Shareholders containing finan-cial statements and other information of interest to shareholders is enclosed herewith. You are urged to read the Annual Report.

     All shareholders are requested to read the enclosed Proxy Statement and to sign, date and complete the enclosed proxy and return it promptly in the accompanying postage prepaid, pre-addressed envelope, whether or not they attend the meeting, to assure that their shares will be represented. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by following the procedures outlined in the Proxy Statement. Your prompt response will be appreciated.

                                    By Order of the Board of Directors
                                    Lee G. Christianson, Secretary
Bakersfield, California
May 12, 2004

PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, IN ORDER TO ASSURE THAT YOUR VOTES ARE COUNTED.

                             PYRAMID OIL COMPANY
                               2008 21st Street
                                 P.O. Box 832
                        Bakersfield, California  93302

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 June 3, 2004

                              PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Pyramid Oil Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on June 3, 2004, and at any postponement or adjournment thereof. This Proxy Statement, together with the accompanying proxy, is first being mailed to shareholders on or about May 12, 2004. You are requested to sign, date and return the enclosed proxy card in order to ensure that a majority of the outstanding shares of common stock of the Company (the "Common Stock") are represented at the meeting.

     Any proxy given by a shareholder of the Company may be revoked at any time before it is voted by attending the Annual Meeting and voting in person or by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. If the enclosed form of proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions given by the proxy. IF NO INSTRUCTIONS ARE GIVEN, THE COMMON STOCK WILL BE VOTED "FOR" (1) APPROVAL OF THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN; AND (2) THE RATIFICATION OF THE COMPANY'S SELECTION OF SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004; AND (3) ''AGAINST'' THE SHAREHOLDER PROPOSAL RELATING TO A DIVIDEND POLICY. If any other matters are properly presented at the meeting, or any adjournment thereof, the persons voting the proxies will vote according to their best judgment.

     Solicitation of proxies will be primarily by mail, although some solicitation will be by telephone, telegraph or personal interview. Proxies may be solicited by officers, directors and regular employees of the Company. The Company will not pay any additional compensation for such solicitations. Arrangements may be made with brokerage houses and with the Company's transfer agent, U.S. Stock Transfer, Glendale, California, to send notices, proxy statements, proxies and other materials to shareholders. The cost for such services is expected to be nominal and will be borne by the Company.

     Approval of the selection of Singer Lewak Greenbaum & Goldstein, LLP, and approval of the shareholder resolution relating to a dividend policy, each requires the affirmative vote of the holders of a majority of the shares represented or in person or by proxy and voting on the item, provided that the shares voting affirmatively must also constitute a majority of the required quorum for the Annual Meeting.

                             RECORD DATE AND VOTING

     Only holders of record of the Company's Common Stock at the close of business on April 12, 2004 shall be entitled to notice of and to vote at the Annual Meeting. Transferees of Common Stock which are transferred on the books of the Company subsequent to such date shall not be entitled to notice of or to vote at the Annual Meeting.

     As of April 12, 2004, there were outstanding 2,494,430 shares of Common Stock. A majority of the outstanding shares of Common Stock entitled to vote, whether present or in person or by proxy, constitutes a quorum for the conduct of business at the Annual Meeting. Abstentions and ''broker non-votes'' on matters as to which they lack voting authority will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Unless cumulative voting is requested by a shareholder, each share of Common Stock is entitled to one vote for the election of each director of the Company. Under the California General Corporation Law, if a shareholder gives notice prior to the commencement of voting on the election of directors of his or her intention to cumulate his or her votes, then all shareholders (or their proxies) may cumulate their votes. No cumulative voting will occur if no such notice is given.

     Cumulative voting permits each shareholder to cast an aggregate number of votes equal to the number of shares owned multiplied by the number of directors to be elected; all of such votes may be cast for a single nominee or may be allocated among any two or more nominees as the shareholder wishes.

     If a proxy is marked "FOR" the election of directors, it may, at the discretion of the persons named in the enclosed form of proxy (the "Proxy Holders"), be voted cumulatively in the election of directors. Under either form of voting, the five nominees receiving the highest number of votes cast will be elected as directors.

     If you hold your shares of Common Stock in "street name," please contact your broker or nominee as to the voting of your stock.

                           ELECTION OF DIRECTORS

     Directors are to be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the Proxy Holders to vote for the election of the following five persons as directors: John H. Alexander, J. Ben Hathaway, Thomas W. Ladd, Gary L. Ronning and John E. Turco.

     The Board has been informed that all nominees are willing to serve as directors. If any of them should decline or be unable to act as a director, the Proxy Holders will vote for the election of another person or persons as they, in their discretion, may choose. The Board has no reason to believe any nominee will be unable or unwilling to serve.

     The nominees for election as directors of the Company are as follows:

                                                       Director   Officer
      Name         Age       Position(1)                Since      Since
     -----        ----      -----------                --------   -------
J. Ben Hathaway     64    President, Chief Executive      1984        1986
                             Officer and Director
John H. Alexander   56    Vice President and Director     1984        1986
Thomas W. Ladd      55    Director                        1998          --
Gary L. Ronning     61    Director                        1998          --
John E. Turco       73    Director                        1996          --


    (1) Position listed is that held with the Company.

J. BEN HATHAWAY

     Mr. Ben Hathaway has been an independent oil and gas operator and President of Marlyn Company, an oil and gas production company located in Bakersfield, California. Mr. Ben Hathaway has been President of Marlyn Company since 1973.

JOHN H. ALEXANDER

     Mr. Alexander has been an independent oil operator and President of Alexander Oil Company, Newport Beach, California. Alexander Oil Company is an oil and gas production company. Mr. Alexander has been President of Alexander Oil Company since 1970.

THOMAS W. LADD

    Mr. Ladd has been President and Chairman of the Board of Tetra Oil Company, which is engaged in petroleum lease acquisition, exploration and operations, since 1979. Mr. Ladd is also an independent geologist, offering consulting services in petroleum, government compliance, environmental assessments and co-generation development.

GARY L. RONNING

     Mr. Ronning has been Executive Vice President, Western Region of
Prime Natural Resources, LLC, since 1999. Mr. Ronning has previously been with Ferguson Energy, an independent oil and gas exploration company, since 1967. Mr. Ronning has had several positions with Ferguson Energy.

JOHN E. TURCO

     Since 1988, Mr. Turco has been a private investor, primarily in agricultural businesses.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED. PROXIES RETURNED TO THE COMPANY WILL BE VOTED "FOR" THE NOMINEES NAMED UNLESS OTHERWISE INSTRUCTED.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors, executive officers, and any person holding more than 10% of the Company's Common Stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report any failures to file by these dates. The Company knows of no instances of persons who have failed to file or have delinquently filed
Section 16(a) reports within the most recently completed fiscal year.


                 IDENTIFICATION OF EXECUTIVE OFFICERS

                                                               Officer
          Name                Age           Position            Since
          ----                ---           --------           -------
     J. Ben Hathaway           64       President and Chief      1986
                                         Executive Officer
     John H. Alexander         56       Vice President           1986


The biographical descriptions of Mr. Hathaway and Mr. Alexander are included under "Election of Directors."


        SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND NOMINEES

     The following table sets forth certain information as of April 12, 2004, with respect to beneficial ownership of the Company's Common Stock by each of the Company's directors, director nominees and executive officers named below in the executive compensation table and by all directors and officers as a group. The number of shares owned are those "beneficially owned," as determined under rules of the Securities and Exchange Commission. The information disclosed below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership as described below, includes any shares of Common Stock as to which the director has sole or shared voting power or investment power pursuant to a discretionary account or similar arrangement.

                                                         Percentage of
                                           Shares         Outstanding
        Name and Title (1)                Owned (2)     Common Stock(3)
        -----------------                 --------      ---------------
       J. Ben Hathaway,                    516,908(4)         20.72%
         Director, President

       John H. Alexander,                   49,532             1.99%
         Director, Vice President

       Thomas W. Ladd, Director                 --                --

       Gary L. Ronning, Director                --                --

       John E. Turco, Director              109,928(5)          4.41%

       Directors and Executive Officers
         as a Group (6 persons)             676,368            27.12%

-----------

(1)  Title listed refers to the Company unless otherwise stated.

(2) Amounts reported by each director do not include shares held in name of his spouse, children and other relatives because the director does not have sole or shared voting or investment control over the shares.

(3) As a percentage of the 2,494,430 shares of Common Stock outstanding at April 12, 2004.

(4) Mr. J. Ben Hathaway's children own in the aggregate, 1,600 shares of Common Stock. Mr. Hathaway disclaims any beneficial interest in such shares and the shares of the Company's Common Stock owned by his brothers, Jean E. Hathaway, Henry D. Hathaway and John J. Hathaway. See "Principal Holders of Securities."

(5) Mr. Turco owns 50% of Corotto Co. which in turn owns 14,500 shares of the Company. Such shares are included in the total shares owned.

                 BOARD COMMITTEES; DIRECTOR NOMINATING PROCESS;
                   SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     All directors of the Company comprise the Audit Committee, which reviews the Company's financial and accounting organization, financial reporting and the reports of the independent auditors and is responsible for the selection and oversight of the independent auditors. The Board of Directors has determined that Messrs. Thomas W. Ladd, Gary L. Ronning and John E. Turco are ''independent'' within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market, Inc.

     The Audit Committee held one meeting during the last fiscal year. All of the Company's Directors attended the Audit Committee meeting.

     All directors of the Company comprise the Nominating Committee, which recommends prospective directors to fill vacancies that may arise from time to time and proposes individuals for election to the Company's Board by the Company's shareholders. The Nominating Committee held one meeting during the last fiscal year. All of the Company's directors attended the Nominating Committee meeting.

     The Company has no Compensation Committee or other standing Committee. Because all directors serve as the Audit Committee and the Nominating Committee, the Board of Directors does not believe that it is necessary for either committee to have a written charter to govern its operations.

     The Board of Directors, in its capacity as the Company's Nominating Committee, will consider shareholder nominations for candidates for membership on the Board. In evaluating such nominations, the Board seeks to achieve a balance of knowledge, experience and capability on the Board. Any shareholder nominations proposed for consideration by the Board should include the nominee's name and qualifications for Board membership and should be addressed to Lee G. Christianson, Secretary, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302. Shareholder nominations should be delivered to Mr. Christianson at least 120 days before the date of the annual meeting.

     The Board believes that directors should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

     The Board utilizes a variety of methods for identifying and evaluating nominees for director. The Board periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director. Candidates may come to the attention of the Board's through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Board, and may be considered at any point during the year. If any materials are provided by a shareholder in connection with the nomination of a director candidate, the materials will be forwarded to the Board. The Board will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

     All five of the director nominees identified in this proxy statement currently serve as directors of the Company.

     Any shareholder can communicate with all directors or with specified directors by sending a letter to the Company's Corporate Secretary at the address listed above. All such letters will be forwarded to the entire Board or to the directors specified by the shareholder.


                     BOARD MEETINGS AND COMPENSATION

     The Board of Directors met three times in 2003. Only non-employee directors receive payment for service as directors of the Company. Non-employee directors receive $300 for each board meeting attended. Each director received a total of $600 in directors fees during 2003. Each board meeting was attended by all of the directors.

     Each director is encouraged to attend each annual meeting of shareholders. All directors attended the 2003 annual meeting of shareholders.


                      REPORT OF THE AUDIT COMMITTEE

     The Audit Committee currently is comprised of the full Board of Directors. The Board of Directors has determined that Mr. Turco is an ''audit committee financial expert'' as defined in Item 401(e)(2) of the Securities and Exchange Commission's Regulation S-B.

     The Audit Committee oversees and monitors the participation of the Company's management and independent auditors throughout the financial reporting process. Other than their services as executive officers and directors of the Company, no member of the Audit Committee has any other material relationship with the Company.

     In connection with its function to oversee and monitor the financial reporting process, the Audit Committee has, among other things: reviewed and discussed with the Company's management the audited financial statements for the fiscal year ended December 31, 2003, discussed with the Company's independent auditors those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); received the written disclosures and letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees); and discussed with the Company's independent auditors their independence in light of any nonaudit services performed by them for the Company.

     Based upon the foregoing, the Audit Committee approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

              J. Ben Hathaway           Gary L. Ronning
              John H. Alexander         John E. Turco
              Thomas W. Ladd

                        EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the Chief Executive Officer ("CEO") as indicated below. No executive officer received over $100,000 in total salary and bonus for the fiscal year ended December 31, 2003. The Company has not granted any stock options or stock appreciation rights to the CEO, and the Company does not have any securities authorized or available for issuance to employees or non-employees under any compensation plans or individual compensation arrangements.

                                   Annual Compensation (1)
     Name and                      -------------------         All Other
Principal Position      Year        Salary        Bonus       Compensation
------------------      ----        ------        -----       ------------
 J. Ben Hathaway        2003      $ 77,700        $-0-            $-0-
  President and Chief   2002        77,700         -0-             -0-
    Executive Officer   2001        77,700         -0-             -0-

------------

(1) Perquisites and other personal benefits provided to the CEO did not exceed 10% of his salary and, in accordance with applicable SEC regulations, they are not listed in this table.

                      EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Mr. J. Ben Hathaway, the Company's President, and Mr. John H. Alexander, the Company's Vice President.

     In August 2001, the Company entered into an employment agreement with J. Ben Hathaway pursuant to which Mr. Hathaway agreed to serve as the Company's President. The employment agreement is for an initial term of three years, which term automatically renews annually if written notice is not tendered, and provides for an annual base salary of $100,000 and benefits as defined in the agreement.

     Pursuant to the employment agreement, the Company may terminate Mr. Hathaway's employment with or without cause at any time before its term expires upon providing written notice. In the event the Company terminates Mr. Hathaway's employment without cause, Mr. Hathaway would be entitled to receive a severance amount equal to his annual base salary and benefits for the balance of the term of his employment agreement. In the event of termination by reason of Mr. Hathaway's death or permanent disability, his legal representative will be entitled to receive his annual salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Mr. Hathaway would be entitled to receive his annual salary and benefits for the remainder of the term of his agreement.

     In February 2002, the Company entered into an employment agreement with John H. Alexander pursuant to which Mr. Alexander agreed to serve as the Company's Vice President. The employment agreement is for an initial term of five years, which term automatically renews annually if written notice is not tendered, and provides for an annual base salary of $75,000 and benefits, as defined in the agreement.

     Pursuant to the employment agreement, the Company may terminate Mr. Alexander's employment with or without cause at any time before its term expires upon providing written notice. In the event the Company terminates Mr. Alexander's employment without cause, Mr. Alexander would be entitled to receive a severance amount equal to his annual base salary and benefits for the balance of the term of his employment agreement. In the event of termination by reason of Mr. Alexander's death or permanent disability, his legal representative will be entitled to receive his annual salary and benefits for the remaining term of his employment agreement. In the event of, or termination following, a change in control of the Company, as defined in the agreement, Mr. Alexander would be entitled to receive his annual salary and benefits for the remainder of the term of his agreement.


                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

    The Company has a defined contribution plan (Simple IRA) available to all employees meeting certain service requirements. Employees may contribute up to a maximum of $6,000 of their annual compensation to the plan. The Company makes a mandatory contribution to the plan in an amount equal to the employees contributions of up to 3% of their annual compensation. Contributions of $11,052, $10,587 and $10,324 were made by the Company during the years ended December 31, 2003, 2002 and 2001, respectively.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective January 1, 1990, John H. Alexander, an officer and director of the Company participated with a group of investors that acquired the mineral and fee interest on one of the Company's oil and gas leases in the Carneros Creek field after the Company declined to participate. The thirty-three percent interest owned by Mr. Alexander represents a minority interest in the investor group. Royalties on oil and gas production from this property paid to the investor group approximated $122,000 in 2003, $100,000 in 2002 and $98,000 in 2001.

     Effective April 1, 2002, the Company acquired the remaining working interest in the above referenced oil and gas lease in the Carneros Creek field and working interests in two other leases in the same area from the investor group noted above. The investor group acquired these working interests from the Company's former joint venture partner in these three oil and gas leases as the result of a court ordered settlement agreement concluding litigation between the investor group and the joint venture partner. The investor group sold the working interests to the Company for $217,000. Mr. John H. Alexander, Vice President of the Company, owns a thirty-three percent interest in the investor group. The Company had notes payable to the investor group in the amount of $108,502 at the end of December 31, 2002, of which $108,502 was paid-off on the notes payable in 2003.


                     PRINCIPAL HOLDERS OF SECURITIES

     The following table furnishes information as of April 12, 2004, as to all persons known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock.

                                       Number of          Percentage of
                                     Beneficially          Outstanding
    Name and Address                 Owned Shares          Common Stock
    ----------------                 ------------         --------------
    J. Ben Hathaway                       516,908                20.72%
        P. O. Box 832
        Bakersfield, CA  93302

    Jean E. Hathaway                      299,709                12.02%
        161 Acacia Ave.
        Oroville, CA 95966

    Henry D. Hathaway                     292,209                11.71%
        110 Bridgerview Dr.
        Belgrade, MT 59714

    John J. Hathaway                      277,659                11.13%
        P. O. Box 96085
        Las Vegas, NV 89193

    Ronald Zlatniski                      153,922                 6.17%
        731 Prince Rd.
        Greensboro, NC 27455



                      SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, in its capacity as the Company's Audit Committee, has appointed Singer Lewak Greenbaum & Goldstein, LLP as independent public accountants to audit the books, records and accounts of the Company for the year ending December 31, 2004. The appointment is being presented to the shareholders for their ratification. Representatives of Singer Lewak Greenbaum & Goldstein, LLP will be present at the meeting. They will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2004. PROXIES WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP IF NO DIRECTION IS GIVEN IN THE PROXIES. IN THE EVENT THAT THE SHAREHOLDERS DO NOT RATIFY THE APPOINTMENT, THE APPOINTMENT WILL BE RECONSIDERED BY THE BOARD OF DIRECTORS IN ITS CAPACITY AS THE AUDIT COMMITTEE.

     In July of 2002, the Audit Committee selected Singer, Lewak, Greenbaum & Goldstein, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. The decision to change the Company's independent auditors was unanimously approved by the Board of Directors. The decision to change the Company's independent auditors was necessary due to the notification to the Company by Arthur Andersen LLP that it was unable to perform any future audit services for the Company.

     None of the reports of Arthur Andersen LLP on the financial statements of the Company for the past two fiscal years of the Company contained any adverse opinion or disclaimer, or was qualified or modified as to uncertainty, audit scope or accounting principles, and there also were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years.


                     PRINCIPAL AUDITOR FEES AND SERVICES

     The following table shows the fees billed to the Company by Singer Lewak Greenbaum & Goldstein LLP for the audit and other services rendered by Singer Lewak Greenbaum & Goldstein LLP during fiscal 2003 and 2002.

                                                      2003          2002
                                                    --------      --------
            Audit Fees (1)                           $31,800       $38,300
            Audit-Related Fees                            --            --
            Tax Fees                                      --            --
            All Other Fees                                --            --


------------

(1) Audit fees represent fees for professional services provided to the Company in connection with the audit of the Company's financial statements and review of the Company's quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

     All audit-related services and other services rendered by Singer Lewak Greenbaum & Goldstein LLP were pre-approved by the Board of Directors in its capacity as the Audit Committee. The Board has a pre-approval policy that requires the pre-approval by the Board of all services performed for the Company by Singer Lewak Greenbaum & Goldstein LLP.


                   SHAREHOLDER PROPOSAL ON CASH DIVIDENDS

     Raymond M. Pastura, 3117 Westchester Drive, Pittsburgh, Pennsylvania 15238, has advised the Company that he is the beneficial owner of 39,500 shares of the Company's common stock, and he has requested the Company to include the following proposal and supporting statement in this Proxy Statement. Mr. Pastura has advised the Company that he intends to present the proposal for a vote of the shareholders at the Annual Meeting.

PROPOSAL

     The Board of Directors shall institute a policy of paying an annual dividend of $0.05 per share per annum, or no less than 20% of cash flow provided by its operating earnings in the prior fiscal year of operations. That said cash dividend be announced at or prior to each annual meeting of the shareholders, and any anticipated deviation from the policy would be communicated to shareholders at that time. (For example, the Board would notify shareholders that they foresee a substantial decline in earnings for the current year or that a better use for such funds would be to fund a specific capital expenditure.)


SHAREHOLDER'S SUPPORTING STATEMENT

     While there is no exact formula for valuing minority owned interests of publicly held companies, my opinion is that the shares of Pyramid Oil Company are undervalued based on the $0.75 last sale and bid as quoted on the NASDAQ Bulletin Board. According to the Company's latest available filing with the SEC (Third Quarter Form 10-Q filed 11/12/2003), the Company's book value per share based on shareholders' equity divided by its outstanding shares is approximately $1.01, or better than 33% above its current stock price. The Company's cash position remains strong as well, at approximately $0.58 per share. Changes in U.S. tax laws enacted in 2003 coupled with historically low interest rates have made it much more advantageous to all shareholders to receive cash dividend distributions. Such distributions should signal to the market that, though the Company is owned by a majority group of shareholders controlled by the president's family, such distributions are a fair and equitable way of distributing the Company's wealth. I feel such a plan will encourage long-term stockholders to hold their shares as they would have less of an incentive to reap their profits through stock sales as opposed to getting their returns out of the Company in the form of cash dividends.

     I believe that certain actions accepted by the Board of Directors may be perceived by the market as not being in the interest of its minority shareholders and thus have contributed to the depressed public price of the stock. These actions include these publicly disclosed statements:

          As stated in the latest 10-Q filed 11/12/2003 with the Securities and Exchange Commission: The Company has entered into various employment agreements with key executive employees. In the event the key executives are dismissed, the Company would incur approximately $1,042,000 in costs.

          As reported on Page 10, PYOL second quarter 10-Q report filed 8/14/2002 with the Securities and Exchange Commission, it was stated: Legal services increased by 44% during the second quarter of 2002 due to activities related to certain transactions contemplated by the Board of Directors for the acquisition of the Company's common stock from its major shareholders.

          According to the latest proxy statement: two directors of the Company hold no stake in the Company's common stock, while directors' fees have increased modestly. Also, the company's directors have never declared any form of distribution to its common stockholders.

     I believe that the market's perception of these actions overshadows the Company's recent ability to restrain costs, improve earnings and maintain adequate cash flows and liquidity. By instituting a reasonable return in the form of a cash dividend, the Board of Directors has a unique and timely opportunity to show its commitment to fair and equitable treatment of all its shareholders.


      MANAGEMENT'S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors agrees that it is important to enhance long-term shareholder value. However, the Board believes that, for the foreseeable future, the Company can best enhance shareholder value by reinvesting available cash in the Company's business operations.

     In carrying out its fiduciary responsibilities, the Board already regularly examines various factors in determining whether the Company's available cash should be reinvested in the business or distributed to shareholders in the form of dividends. Under California law, the Board has the sole discretion to determine whether dividends should be distributed to shareholders based upon the Board's analysis of business opportunities and the anticipated needs of the Company for capital. The Board has had a plan in place over the past several years to build up its cash reserves to enable the Company to participate in more, and larger exploration and development prospects to enhance the Company's oil and gas revenues and reserves, in addition to having cash reserves available for periods of industry downturns. The Board has determined that, under current business circumstances, the Company should continue with this plan of reinvesting its available cash in the Company's primary business of the exploration, development and production of crude oil and natural gas, to enhance shareholder values.

     Mr. Pastura's proposal would impede the Board's ability to exercise its business judgment in determining how best to use the Company's available cash, to enhance the Company's value. Mr. Pastura's proposal would create a policy that a specified amount of cash must be distributed to shareholders each year unless the Board advises shareholders prior to the annual meeting of a specific reason why dividends should not be paid in a given year. Although the Board has determined that available cash should be reinvested in the Company's business rather than distributed to shareholders, the Board is not always aware prior to each annual meeting of the specific uses of all available cash for the following year. Mr. Pastura's proposal would, in essence, require the Board to submit a budget to shareholders that outlines the specific uses of available cash. This could limit the Board's ability to use cash for other purposes during the period after the annual meeting as new business opportunities arise.

     The Board's decision not to pay cash dividends affects all shareholders equally. Therefore, the Board disagrees with Mr. Pastura's suggestion that the failure to distribute dividends primarily affects minority shareholders.

     Mr. Pastura also refers to (i) severance payments that may be owed to several executives under their employment agreements if they terminate their employment with the Company, (ii) legal fees that the Company incurred in 2002 in connection with a proposed repurchase of stock, and (iii) modest increases in directors' fees. The Board approved each of these agreements and expenditures in the exercise of its business judgment. In the Board's view, the existence of these employment agreements and expenditures does not provide any basis for concluding that the Board should instead have distributed dividends to shareholders.


                         ANNUAL REPORT TO SHAREHOLDERS

     Accompanying this Proxy Statement is a copy of the Company's 2003 Annual Report to Shareholders.


                          SHAREHOLDER PROPOSALS
              FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

     A shareholder wishing to offer a proposal at the next annual meeting for inclusion in the Company's proxy statement pursuant to SEC Rule 14a-8 must submit the proposal to the Company's Secretary no later than January 12, 2005. Proposals should be mailed to Lee G. Christianson, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302.

     If notice of a shareholder proposal that the shareholder does not desire to include in the Company's proxy statement is not received by the Company's Secretary by March 29, 2005, the persons named in our proxy for the next annual meeting of shareholders will have discretionary authority to vote on the proposal at the annual meeting in accordance with their best judgment.


                                OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the Proxy Holders will vote the proxies received according to their best judgment.

     The Company filed an annual report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain a copy of this report without charge, by writing to Lee G. Christianson, Secretary, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302.

------------------                              ---------------------
   Proxy Number                                    Number of Shares

                      PYRAMID OIL COMPANY
                P. O. Box 832-2008, 21st Street
                 Bakersfield, California 93302

                Please Sign and Return Promptly

                                          Date:                  2004
                                               -----------------

                                        ------------------------------
                                        (Signature(s) of Shareholders)







                            Please date and sign exactly as name appears hereon. When signing as executor, adminis-trator, trustee, guardian, attorney, etc. full title as such should be shown. If shares are registered in more that one name all registered owners should sign.

  THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

PROXY

                      PYRAMID OIL COMPANY

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Pyramid Oil Company (the "Company") hereby appoints J. Ben Hathaway and John H. Alexander, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Corporate Offices of Pyramid Oil Company, 2008 21st Street, Bakersfield, California 93301, on Thursday, June 3, 2004 at
10:30 A.M. Pacific Daylight Time, and at any postponement or adjournment of such meeting, as fully as the undersigned could do if present in person. The undersigned hereby revokes all proxies heretofore given. Without limiting the generality of the foregoing, said proxies are authorized to vote:

     (1)  Election of Directors

          / / FOR all nominees listed below (except as marked to the contrary below.

          / /  WITHHOLD AUTHORITY to vote for all nominees below.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

        J. Ben Hathaway, John H. Alexander, Thomas W. Ladd
                   Gary L. Ronning, John E. Turco

     (2) To ratify the selection of Singer Lewak Greenbaum & Goldstein, LLP as the Company's independent auditors for 2004:

               / /FOR         / /AGAINST          / /ABSTAIN

     (3)  To approve the shareholder resolution relating to a dividend policy:

               / /FOR         / /AGAINST          / /ABSTAIN


IF NO VOTING INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED ABOVE AND THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR NAMED ABOVE AND AGAINST THE SHAREHOLDER PROPOSAL RELATING TO A DIVIDEND POLICY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY AND ALL ADJOURNMENTS OF THE MEETING.